Exhibit 10.11

AMREP CORPORATION

Executive Incentive Compensation Program

For the Twelve Months ended April 30, 2014

Executive:	Rory Burke	Group:	MEDIA SERVICES
		Business Unit:	PALM COAST DATA & FULCIRCLE
		Position:	Chief Operating Officer

Annual Salary:	$263,500

	Minimum	Goal

Operating Income	$3,801,000	$5,575,000
Related Incentive Amount	$0	$27,668

Net Revenue	$54,527,000	$58,318,000
Related Incentive Amount	$0	$11,857

1.	Incentive Calculation. Incentives attributable to the Operating Income and Net Revenue Goals will be determined as follows: If the Goal achievement is less than Minimum, the Incentive amount will be zero. If the Goal achievement is between Minimum and Goal, the Incentive amount will be determined by interpolation. If the Operating Income or Net Revenue achievement is over Goal, the Incentive amount for any Goal that is exceeded will be the Incentive amount at Goal, plus an amount equal to the Goal amount multiplied by three (3) times the percentage achievement over one-hundred percent (100%). If Minimum on either Goal is not attained then the over-Goal multiplier, if applicable, will be one (1) instead of three (3) for the other Goal.

2.	Accounting. Operating Income is the Business Unit’s full-year “Earnings Before Interest and Taxes (EBIT)” determined by generally accepted accounting principles and the company's accounting policies, excluding pension expense, amortization of customer contracts, currency translation gains and losses (FX variance), and both capitalization and amortization of software development costs. Since generally accepted accounting principles require the accrual of all expenses applicable to the accounting period in question, all of the Executive's Incentives will be deductions from Operating Income.

3.	Acquisitions. Notwithstanding the “Accounting” paragraph, acquisitions closed during this fiscal year and any cost of funds used to make the acquisitions will each be disregarded for Incentive calculation purposes.

4.	Effectiveness. This Plan is not effective until signed by the Executive, the Chief Financial Officer and the Vice Chairman of AMREP Corporation. This Plan is not a contract of employment and does not guarantee continued employment for any period. None of the Incentive amounts specified in this Plan are earned until April 30 of the year to which the Plan applies. There will be no Incentives paid for partial-year results upon the voluntary or involuntary termination of the Executive's employment before fiscal year-end for any reason.

5.	Company Discretion. AMREP Corporation reserves the right at any time to revise this Plan or the Incentive amount, if any, actually awarded to the Executive as a result of its determination, in its sole discretion, of the Executive’s performance or that a significant change in circumstances or an unusual event has occurred that was not anticipated when this Plan was signed. Any Incentive amounts payable shall be the sole responsibility of the Business Unit employing the Executive. This Plan will be administered by AMREP Corporation, whose decisions with respect to any aspect hereof, and whose determinations hereunder, shall be conclusive and not subject to appeal.

/s/ Rory Burke	8/15/2013	/s/ Peter M. Pizza	9/23/2013	/s/ Theodore J Gaasche	9/19/2013
Rory Burke	Date	Pete Pizza	Date	Theodore J Gaasche	Date
Chief Operating Officer		Chief Financial Officer		Vice Chairman
Palm Coast Data		AMREP Corporation		AMREP Corporation